Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

April 6, 2015

Pricing Supplement Addendum No. 874 dated April 6, 2015

To the Pricing Supplement No. VLS ETN-3/A18 dated February 4, 2015,

Prospectus Supplement dated March 23, 2012 and

Prospectus as amended by the Post-Effective Amendment

to the Registration Statement filed on March 19, 2015

VelocityShares™ 3x Inverse Crude Oil ETN Linked to the S&P GSCI® Crude Oil Index ER due February 9, 2032 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D548/US22542D5480

NYSE Arca Ticker Symbol:	DWTI

Aggregate Offering Price of ETNs:	$21,678,097.50

Public Offering Price per ETN:	$96.3471

Principal Amount of ETNs:	$11,250,000

Principal Amount per ETN:	$50

Trade Date:	April 6, 2015

Settlement Date:	April 9, 2015

Agent:	Credit Suisse Securities (USA) LLC ("CSSU"), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent's Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor's option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See "Risk Factors" beginning on page PS-17 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse